News Release

Firsthand Technology Value Fund Discloses
Top Portfolio Holdings

San Jose, CA, January 15,  2015 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of December 31, 2014 were Pivotal Systems, IntraOp Medical, Turn, QMAT, and AliphCom.

1.
Pivotal Systems, Inc. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of December 31, 2014, the Fund’s investment in Pivotal consisted of 22,148,288 shares of preferred stock plus debt securities, and represented approximately 9.9% of the Fund’s net assets.

2.
IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of December 31, 2014, the Fund’s investment in IntraOp consisted of 20,300,000 shares of preferred stock plus debt securities and represented approximately 9.5% of the Fund’s net assets.

3.
Turn Inc. is a leading provider of advertising technology to Fortune 1000 marketers and their agencies. As of December 31, 2014, the Fund’s investment in Turn consisted of 1,798,562 shares of preferred stock and represented approximately 7.2% of the Fund’s net assets.

4.
QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of December 31, 2014, the Fund’s investment in QMAT consisted of 12,000,240 shares of preferred stock plus warrants to purchase additional shares, and represented approximately 5.7% of the Fund’s net assets.

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5.
AliphCom, Inc. designs and markets wearable technology and audio devices under the Jawbone brand. As of December 31, 2014, the Fund’s investment in AliphCom consisted of 2,128,005 shares of common stock and represented approximately 5.6% of the Fund’s net assets.

The Fund’s NAV as of December 31, 2014 is $24.4950, which includes cash of approximately $8.06  per share. As of that date, the Fund’s top five holdings constituted 37.9% of the Fund’s net assets.* Complete financial statements and a detailed schedule of investments will be made available with the Fund’s annual report filing on Form 10-K in March 2015.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

* The Fund’s annual audit for fiscal year 2014 is in progress and has not been completed. To the extent there are adjustments as a result of the audit, the adjusted NAV for December 31, 2014 will be published in the Fund’s annual report. The Fund currently has no knowledge that there is any material audit adjustment that may require publishing an adjusted December 31, 2014 NAV.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com